Exhibit 5.2

[Simpson Thacher & Bartlett LLP Letterhead]

February 15, 2008

Cresud S.A.C.I.F. y A.

Moreno 877, piso 23º

Argentina

Ladies and Gentlemen:

We have acted as United States counsel to Cresud S.A.C.I.F. y A., a sociedad anónima organized under the laws of the Republic of Argentina (the “Company”), in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the offering by the Company of rights to subscribe for an aggregate of 180,000,000 common shares, par value Ps.1.00 per share (the “Shares”), including Shares in the form of American Depositary Shares, and 180,000,000 warrants to purchase an additional 60,000,000 Shares (the “Warrants”). The Warrants will be issued under a warrant agreement (the “Warrant Agreement”) to be entered among the Company, The Bank of New York, as Warrant Agent, and Banco Santander Río S.A., as Representative of the Warrant Agent in Argentina.

We have examined the Registration Statement and a form of the Warrant Agreement which has been filed with the Commission as an exhibit to the Registration Statement. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company, and we have relied upon, and assume the accuracy of, the representations and warranties of the Company and assume compliance on the part of all parties to the Warrant Agreement with their covenants and agreements contained therein.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

In rendering the opinion set forth below, we have assumed that (i) each party to the Warrant Agreement has been duly organized and is validly existing and in good standing under the laws of the jurisdiction in which it is organized and of each other jurisdiction in which the conduct of its business or the ownership of its property makes such qualification necessary, (ii) each such party has full power and authority to execute, deliver and perform the Warrant Agreement and the Warrants, (iii) each such party will duly authorize, execute and deliver the Warrant Agreement and the Warrants in accordance with its certificate of incorporation and by-laws or other organizational documents and the laws of the jurisdiction in which it is organized, (iv) the Warrant Agreement and the Warrants will be a valid and legally binding obligation of each of the parties thereto other than the Company, (v) the execution, delivery and performance by each such party of the

Warrant Agreement and the Warrants do not and will not violate its certificate of incorporation and by-laws or other organizational documents, or the laws of the jurisdiction in which it is organized and each other jurisdiction in which the conduct of its business subjects the validity of such actions to the laws of such jurisdiction, (vi) there is no requirement for any consent, approval, license, authorization, validation, filing, recording, registration or exemption under any applicable provision of any law, statute, rule or regulation in connection with the execution, delivery or performance of the Warrant Agreement or the Warrants and (vii) the execution, delivery and performance of the Warrant Agreement or the Warrants do not constitute a breach or violation of, or require any consent to be obtained under, any agreement or instrument which is binding on any such party.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming the due execution, countersignature, issuance and delivery of the Warrants in the form filed as an exhibit to the Registration Statement and in accordance with the provisions of the Warrant Agreement, the Warrants will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign government or judicial action affecting creditors’ rights.

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP
SIMPSON THACHER & BARTLETT LLP